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                                                                   EXHIBIT 10.1









                             MANUFACTURING AGREEMENT

                                     BETWEEN

                          REAADS MEDICAL PRODUCTS INC.

                                       AND

                        CHUGAI PHARMACEUTICAL CO. , LTD.




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                                TABLE OF CONTENTS


Article 1.     Definition...............................................1

     1.1            "Product"...........................................1
     1.2            "Developed Product".................................1
     1.3            "Patent Rights".....................................2
     1.4            "Know-How"..........................................2
     1.5            "Affiliate".........................................2
     1.6            "Effective Date"....................................2
     1.7            "Launch Date".......................................2
     1.8            "Net Sales".........................................2

Article 2.     Development Fee..........................................3

Article 3.     License to RMP...........................................3

Article 4.     License to Chugai........................................4

Article 5.     Bulk Material............................................4

Article 6.     Purchase and Delivery ...................................4

     6.1            Purchase Orders.....................................4
     6.2            Supply Price........................................4
     6.3            Compensation........................................5
     6.4            Invoices............................................6
     6.5            Delivery............................................6
     6.6            Forecasts...........................................7
     6.7            Rejection...........................................7
     6.8            Quality Assurance...................................8
     6.9            Labeling and Trademarks.............................8
     6.10           Product Warranty....................................8
     6.11           Compliance with Law.................................9

Article 7.     Royalty Payments.........................................9

Article 8.     Assignment..............................................10

Article 9.     Confidentiality Requirement.............................10

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Article 10.    Regulatory Matters......................................11

     10.1           Export/Import Licenses.............................11
     10.2           Regulatory Approvals...............................11

Article 11.    Technical Support.......................................12

Article 12.    Infringement............................................12

Article 13.    Shelf Life; Cancellation and Reschedule Changes.........13

     13.1           Shelf Life Warranty................................13
     13.2           Notices............................................13
     13.3           Third Party Claims.................................13
     13.4           Cancellation and Reschedule Charges................14

Article 14.    Term....................................................14

Article 15.    Termination.............................................14

Article 16.    Arbitration.............................................15

Article 17.    General Provisions......................................15

     17.1           Entire Agreement...................................15
     17.2           Waiver, Etc........................................16
     17.3           Notices............................................16
     17.4           Governing Law......................................16
     17.5           Relationship Created...............................16
     17.6           Authority..........................................17
     17.7           Force Majeure......................................17
     17.8           Headings...........................................17

Signature..............................................................18


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                             MANUFACTURING AGREEMENT

This Agreement is entered into as of this First day of September, 1994, by and between REAADS Medical Products, Inc. , a Delaware corporation having a principal place of business at 12001 Tejon Street, Suite 120, Westminster, Colorado 80234, USA (hereinafter referred to as "RMP") and Chugai Pharmaceutical Co. , Ltd. , a corporation organized and existing under the laws of Japan, having a principal place of business at 1-9, Kyobashi 2-Chome, Chuo-ku, Tokyo 104, Japan (hereinafter referred to as "Chugai").

                                   WITNESSETH

WHEREAS, Chugai and RMP have entered the Development and Manufacturing Memorandum on 27th September 1993 to confirm both parties' intention of improving Chugai's diagnostic kit using RMP's technology and know-how;

WHEREAS, Chugai proposed the Hyaluronic Acid assay from its product line to RMP as a candidate of such product to be improved, and RMFI conducted the development of the assay under a collaboration with Chugai;

WHEREAS, Chugai is desirous of marketing such improved Hyaluronic Acid assay kit worldwide, and RMP is desirous of manufacturing it for export to Japan under the terms and conditions herein stipulated;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained, the parties hereto agree as follows:

Article 1. Definition

1.1 "Product" shall mean the Hyaluronic Acid assay developed by Chugai for quantitation of hyaluronates in human sera, which is currently manufactured and marketed in Japan by Chugai.

1.2 "Developed Product" shall mean the improved version of Product which was developed by RMP using RMP's Know-How (defined below, under the Development and Manufacturing Memorandum.

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1.3     "Patent Rights" shall mean any and all claims made by and all patent applications and issued patents held by Chugai in the U.S.A. in connection with the Product, including U.S. Patent No. 5,019,498 issued on May, 28, 1991, and any and all divisions, continuations, continuations-in-part, reissues or extensions thereof.

1.4 "Know-How" shall mean the accumulation of skills, processes and experience, including formulas and specifications, heretofore developed by RMP pertaining to the REAADS enzyme immunoassay technology, including, but not limited to, any and all technical information, trade secrets, test results, studies and analysis, approved vendor list for any raw materials, preclinical and clinical data, manufacturing data, formulation or production technology, engineering or assembly methods and other information necessary or useful in the manufacture, sale and use of the Developed Product.

1.5 "Affiliate" shall mean and include any individual, corporation, partnership, limited liability company, joint venture business association or entity that controls, is controlled by, or is under common control with the specified party. For purposes of this definition, "control" shall mean direct or indirect beneficial ownership of more than fifty percent (50%) of the voting stock or other equity ownership interest of, and fifty percent (50%) or more interest in the income of, such entity.

1.6 "Effective Date" shall mean the date as set forth on the first page hereof, upon which this Agreement shall become effective.

1.7 "Launch Date" shall mean the date upon which the Developed Product is approved for commercial use in Japan by the Ministry of Health and Welfare and is officially put into commercial distribution in Japan.

1.8 "Net Sales" shall mean the total invoice or contract price charged by Chugai or its Affiliates to third parties for the sale of the


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        Developed Product, less returns, freight charges, insurance premium and customary trade discounts actually taken, consumption tax or other taxes levied and customs duties.

Article 2. Development Fee

Chugai shall compensate RMP pursuant to Article 6.3 hereof in the amount of One Hundred Fifty Thousand Dollars ($150,000) in full payment for the costs incurred by RMP in the development of the Developed Product.

Article 3. License to RMP

Subject to the terms and conditions hereinafter set forth, Chugai hereby grants to RMP a license under the Patent Rights to manufacture the Developed Product solely for export to Chugai. Such license shall be an exclusive license for , period of three (3) years commencing on the Launch Date (the "Three-Year Period") and shall automatically convert at the end of the Three-Year Period to a non-exclusive license for the balance of the term of this Agreement; provided, however, that Chugai may also convert the exclusive license to a non-exclusive license at any time during the Three-Year Period upon written notice to RMP.

Upon conversion of the exclusive license granted to RMP into a nonexclusive license, Chugai shall have the rights, pursuant to the license granted to it by RMP under Article 4 hereof, to manufacture the Developed Product in its facilities or to have the Developed Product manufactured by any other party. Chugai shall pay a royalty to RMP in respect of such license equal to three percent (3%) of its Net Sales of the Developed Product manufactured by a party other than RMP during the term of this Agreement. In addition, if Chugai elects to convert the license to a nonexclusive license prior to the end of the Three-Year Period, Chugai shall pay to RMP, in addition to such three percent (3%) royalty, a transfer

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fee equal to two percent (2%) of its Net Sales during the Three-Year Period of the Developed Product manufactured by a party other than RMP, such transfer fee being intended to compensate RMP for profits that RMP would have realized through the manufacture of such Developed Product during the entire Three-Year Period.

Article 4. License to Chugai

Subject to the terms and conditions set forth in Article 3 above, RMP hereby grants to Chugai an exclusive, perpetual, transferable right and license under the Know-How to make, use, sell and distribute the Developed Product worldwide including the right to sublicense.

Article 5. Bulk Material

The bulk materials to be incorporated into the Developed Product may be provided by Chugai, or be procured by RMP itself if both parties desire so.

Article 6. Purchase and Delivery

6.1 Purchase Orders

All purchase orders and amendments thereto shall be in writing and shall contain
(i) all technical information necessary for RMP to accurately supply the Developed Product, (ii) quantity, (iii) date of requested delivery, and (iv) preferred shipping instructions. All such purchase orders shall be deemed accepted by RMP unless, within one (1) week following receipt of the purchase order, RMP gives written notice to Chugai of non-acceptance thereof stating the reasons therefor. Acceptance of purchase orders complying with the terms of this Agreement may not be withheld by RMP.

6.2 Supply Price

The supply price per kit at which RMP shall sell the Developed Product to Chugai hereunder ( "Supply Price") shall be negotiated in good faith

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between the parties in view of RMP's cost, Chugai's pricing at the retail level in Japan and other market conditions. All purchase orders shall be fulfilled at the Supply Price that is in effect on the date of receipt of the purchase order by RMP.

The Supply Price shall initially be set by the parties prior to the Launch Date and shall be adjusted as necessary before December 1 each year, beginning with the first December 1 following the Launch Date. Such adjusted Supply Price shall be applied effective January 1 throughout the next calendar year. No adjustment to the Supply Price shall reflect an increase greater than the rate of increase in the United States Consumer Price Index - All Urban Consumers, published by the United States Department of Commerce since the date of the previous adjustment. The Supply Price shall not exceed twenty-two percent (22%) of Chugai's retail price in Japan for the Developed Product nor be less than RMP's fully burdened manufacturing cost plus forty percent (40%).

Should the parties be unable to agree on adjustment of the Supply Price for any calendar year by December 1 of the prior year, the Supply Price for such prior year shall continue in effect for the first six (6) months of such following calendar year. Should the parties remain unable to agree on adjustment of the Supply Price by June 1, the Supply Price for the last six (6) months of such year shall be determined by a mutually agreeable conciliator at a mutually agreeable place.

6.3 Compensation

Notwithstanding the foregoing provisions of this Article 6, in order for RMP to recover its costs associated with the development of the Developed Product in accordance with Article 2 hereof, Chugai shall purchase the first ten thousand (10,000) kits supplied by RMP hereunder at a price per kit equal to the Supply Price then in effect, as determined pursuant to Article 6.2 hereof, plus Fifteen Dollars ($15) per kit. If Chugai should elect to utilize a manufacturer for the Developed Product other than RMP prior to purchasing ten thousand C10,000) kits from RMP hereunder, Chugai shall satisfy its obligation to RMP in respect of such development costs by making a lump-sum payment to RMP equal to One Hundred Fifty Thousand

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Dollars ($150,000) less the aggregate number of kits purchased from RMP times
Fifteen Dollars ($15).

6.4 Invoices

RMP shall invoice Chugai at its address set forth in Article 17.3 below at the time of each shipment of the Developed Product. Invoices shall not be issued prior to shipment of all items covered by the invoice. Invoices shall contain the purchase order number, description of items purchased, price, freight charges and total. Payment shall be made by Chugai to RMP in US dollars.

6.5 Delivery

RMP shall deliver the Developed Product in accordance with Chugai's shipping instructions within thirty (30) days following RMP's receipt of Chugai's purchase order; provided that if the order exceeds by more than 10% the corresponding six month forecast as provided in Article 6.6, RMP shall have forty-five (45) days to deliver the requested Developed Product. All the Developed Product shall be delivered to Chugai in finished and packaged form, C&F Tokyo International Airport, to the address specified in the applicable purchase order. RMP shall be responsible for boxing, crating, handling, storage and all other packaging requirements prior to shipment. Risk of loss shall pass when the Developed Product are delivered to the carrier in accord with the Chugai's shipping instructions, and delivery to Chugai shall be considered to occur at such time. All the Developed Product shall be packed, marked and otherwise prepared for shipment in a manner which is in accordance with good commercial practice and adequate to ensure the safe arrival of the Developed Product.




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If RMP wants to change the scheduled delivery date or the quantity to deliver which RMP accepted in accordance with the Article 6.1, RMP shall notify Chugai of the change in writing at least seven (7) days prior to the delivery date originally scheduled. If, for any reason, other than as expressly provided for in this Agreement, RMP fails to despatch, without prior notice to Chugai as set forth hereinabove, all quantities of the Developed Product which Chugai ordered within five (5) business days after the delivery date originally scheduled, RMP agrees to pay to Chugai ten percent (10%) of total invoice amount of the order placed by Chugai.

6.6 Forecasts

Every six (6) months during the term of this Agreement, on or before May 31 and November 30 of each year, Chugai shall submit to RMP a non-binding forecast of its estimated requirements of the Developed Product for the corresponding six
(6) month period commencing on the following July 1 and January 1, respectively. Chugai agrees that all such forecasts shall be prepared in good faith in order to facilitate RMP's timely manufacture and shipment of the Developed Product in accordance with the terms and conditions of this Agreement.

6.7 Rejection

All Developed Product shall be subject to inspection and acceptance by Chugai. In the event that Chugai believes that any of the Developed Product shipped by RMP to Chugai hereunder do not meet the quality standards and specifications to be mutually agreed separately in advance of the Launch Date, Chugai shall have the right to reject such shipment by giving RMP prompt notice thereof. Upon receipt of any such notice, RMP may at its option obtain samples of the rejected shipment from Chugai for analysis. At Chugai's option, Chugai may either request RMP to promptly deliver a new shipment of the Developed Product to replace the rejected shipment or return the rejected shipment to RMP so that RMP may cure all defects and deficiencies and deliver the corrected shipment to Chugai within thirty (30) days after RMP's receipt of such returned shipment. In either event, RMP shall bear all freight costs in the delivery of the Developed Product between Chugai and RMP.

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6.8 Quality Assurance

RMP shall strictly adhere to such quality control procedures as may be necessary to ensure that the Developed Product will be manufactured and perform in accordance with Chugai's specifications and as may be otherwise necessary to meet all applicable governmental specifications and requirements for the manufacture of the Developed Product. RMP shall certify to Chugai with respect to each such shipment that all such procedures and specifications have been met and complied with, and shall furnish Chugai with copies of the test results and other definitive data supporting its certification if requested in writing.

6.9 Labeling and Trademarks

The Developed Product, including labels, packaging and product inserts, shall bear such trade names, trademarks, designs and logos as may be designated and supplied by Chugai, subject to the requirements of applicable law.

6.10 Product Warranty

All the Developed Products furnished by RMP to Chugai hereunder shall be warranted (i) to be manufactured in accordance with applicable product specifications; (ii) to be manufactured in accordance with good manufacturing practices as defined by FDA regulations; (iii) to be free from defects in formulation and manufacture under the normal use and service for which they were designed; (iv) to be suitable for sale to the public in accordance with the terms of the Developed Product's labels and inserts; and (v) as to RMP's good title and conveyance of good title to Chugai; provided, that the foregoing warranty of good title shall not extend to the defect derived from the Chugai technology incorporated ir the Developed Product. Such warranties shall run to Chugai, and its Affiliates, successors, assigns and users of the Developed Product and shall expressly survive any inspection, delivery, acceptance, payment, expiration or earlier termination of this Agreement. The warranties of RMP set forth in this Article 6.10 are the sole and exclusive warranties provided to Chugai, its successors, assigns and users of the Developed

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Product, and are in lieu of all other warranties, whether written or oral, implied or statutory. RMP shall not be liable to Chugai for any loss of profits or other special, indirect or consequential damages suffered by Chugai resulting from the failure of or a defect in any Developed Product, provided, however, that no such limitation shall apply with respect to any such damages suffered by unaffiliated third parties. All the Developed Product labels and product inserts shall appropriately reflect the product warranties, and limitations thereof, provided by this Article 6.10. RMP shall not be responsible to Chugai or Chugai's agents for any breach of warranty hereunder which results solely from Chugai's willful misconduct or negligence in handling of the Developed Product, to the extent RMP has theretofore fully disclosed to Chugai the appropriate way of handling the Developed Product when particular cautions are required in connection therewith.

6.11 Compliance with Law

RMP shall take all necessary action to comply with all applicable FDA regulations and other U.S. legal requirements in connection with the manufacture of the Developed Product. Such obligations shall include, without limitation, complying with all applicable good manufacturing practices and good laboratory practices as promulgated under applicable U.S. law, and all other applicable U.S. federal, state or local low or regulations. Chugai shall have the right upon reasonable notice to RMP to inspect RMP's manufacturing facilities and operations and quality control records to review and inspect the manufacture of the Developed Product, to audit and confirm compliance with the requirements of this Article 6.11 and to trace production in connection with any recall, product liability or other problems related to the manufacture. Any such inspection or right to inspect by Chugai shall in no way relieve RMP of its obligation to deliver the Developed Product conforming to the terms and specifications set forth in this Agreement, or Chugai's right to inspect and reject the Developed Product.

Article 7. Royalty Payments

If any royalty or transfer fee payments shall become payable from Chugai


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to RMP pursuant to Article 3 hereof , Chugai shall remit such payments to RMP, within ninety (90) days after the close of the calendar quarter to which such payments relate together with a report of the amount of the Net Sales of the Developed Product sold by Chugai and its Affiliates, and the amount of royalty and transfer fee payments due to RMP.

Chugai shall make all payments in the United States Dollars after deduction of any applicable withholding tax. All amounts due on the Net Sales made in Japanese Yen shall be converted to United States Dollars on the basis of the T.T. Selling rate at the Sumitomo Bank in Tokyo on the last business day of the period for which such payment relates.

Article 8. Assignment

Neither party shall assign this Agreement without the prior written consent of the other party hereto, except to (i) an Affiliate of such party, (ii) a transferee of substantially the entire business of such party to which this Agreement pertains or (iii) a successor to such party by merger or consolidation. Any assignee shall assume all obligations of its assignor under this Agreement. No assignment shall relieve any party of responsibility for the performance of any accrued obligation which such party then has hereunder. This Agreement shall be binding on and inure to the benefit of the respective successors and permitted assigns of the parties. Except as expressly provided herein, no other person shall acquire or have any right under or by virtue of this Agreement.

Article 9. Confidentiality Requirement

Each party acknowledges that during the course of this Agreement it will become privy to confidential information of the other party including technology, business strategy, and other technical, business and financial matters. Each party further acknowledges that the disclosure of such information to a third party, or the use of such information for purposes other than the purposes of this Agreement, would cause irreparable injury to the other party, which injury might not be compensated for adequately by money damages. Each party accordingly agrees during the term of this agreement to hold all information provided

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by the other party in strictest confidence and not to disclose any such information to a third party except as expressly permitted by the other party, or use such information for any purpose other than the purposes hereof. This Article shall survive any termination of this Agreement for a period of three
(3) years.

As used herein, the term "confidential information" shall not include information that (i) is or becomes generally available to the public other than as a result of disclosure by receiving party, (ii) was available to receiving party on a nonconfidential basis prior to its disclosure by disclosing party or
(iii) becomes available to receiving party on a nonconfidential basis from a source other than disclosing party that is not otherwise prohibited from disclosing such information.

Article 10.    Regulatory Matters

10.1 Export/Import Licenses

RMP shall be responsible for obtaining all export licenses or permits required by the U.S. government for any of the Developed Product and will use its reasonable business effort to obtain such licenses as expeditiously as possible, as well as the cost of such licenses and permits. Chugai shall be responsible for obtaining all licenses and permits required by any governmental authority in order to import the Developed Product into Japan, as well as the cost of such licenses and permits. Each party agrees to comply with all applicable laws, regulations and orders governing the sale, disposition, shipment, import or export of the Developed Product and maintain in effect all licenses, permits and authorizations from all government agencies as may be necessary to perform its obligations hereunder.

10.2 Regulatory Approvals

Chugai shall be responsible for, and shall bear the expense of, filing and prosecuting any application to obtain the required governmental approvals or consents necessary to manufacture, test and market the Developed Product in Japan, RMP shall, however, provide Chugai, at no

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cost to Chugai, with all technical and regulatory documentation and information, including, without limitation, all clinical data, in RMP's possession or under its control, or obtainable without unreasonable burden to RMP.

Article 11. Technical Support

RMP shall provide training and technical assistance to Chugai's personnel necessary for the marketing of the Developed Product. Such technical assistance and training shall be provided at RMP's facility in Westminster, Colorado, or, if agreed by the parties, at Chugai's premises. Such technical assistance and training shall be provided by RMP at no charge to Chugai, except that if the training is performed at Chugai's premises, Chugai shall reimburse RMP for the reasonable expenses of RMP's personnel for travel, meals, and lodging upon submission of documentary evidence thereof. If training is provided at RMP's facility in Westminster, Colorado, Chugai shall bear all expenses of travel, meals and lodging for its personnel. All technical assistance and training shall be performed at times convenient to both parties.

Article 12. Infringement

In the event any claim is brought against RMP or Chugai by any third party alleging infringement of the third party's patents or other property right for manufacture, use, or sale of the Developed Product, (a) Chugai will cooperate with RMP at RMP's cost as reasonably requested by RMP in defense of any such claims brought against RMP, and (b) RMP will cooperate with Chugai at RMP's cost in defense of any such claims brought against Chugai.

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Notwithstanding the foregoing, Chugai shall be solely liable for any claim of infringement involving the Developed Product, which is based solely on Chugai technology included in the Developed Product, and shall indemnify, defend and hold harmless RMP from any liability resulting from such claim including reasonable attorney's fees as incurred, and RMP shall be solely liable for any claim of infringement involving the Developed Product, which is based solely on RMP's Know-How, and shall indemnify, defend and hold harmless Chugai from any liability resulting from such claim including reasonable attorney's fees as incurred.

Article 13. Shelf Life; Cancellation and Reschedule Changes

13.1 Shelf Life Warranty

RMP warrants that the Developed Product shall have a shelf life, at the time of receipt by Chugai, of at least eighty percent (80%) of the shelf life stated on the label or product insert. RMP shall not be liable for any failure to satisfy the shelf life requirement to the extent such variance is caused by conditions or events occurring after shipment over which RMP has no control.

13.2 Notices

Should Chugai discover any Developed Product which fails to satisfy the shelf life warranties contained in Article 13.1, Chugai shall notify RMP in writing within fifteen (15) business days after such discovery. RMP shall, at Chugai's election, either refund the portion of the purchase price to Chugai, allocable to the Developed Product which gives rise to the claim, or correct such defect by suitable replacement at its own expense. RMP's obligation under this section shall be conclusively discharged, to the extent permitted under applicable laws, if RMP does not receive written notification of any defect within fifteen (15) business days after its discovery.

13.3 Third Party Claims

The provisions of these Articles 13.1 and 13.2 are not applicable to any

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third party claims.

13.4 Cancellation and Reschedule Charges

If, for any reason, other than as expressly provided for in this Agreement, Chugai (i) cancels all or any part of any order, or (ii) fails to meet any obligation hereunder, causing cancellation or rescheduling of any order or portion thereof, or (iii) requests a rescheduling of scheduled shipments of the Developed Product, and the request is accepted by RMP, Chugai agrees to pay to RMP the following cancellation/reschedule charges:


CANCELLATION OR RESCHEDULE NOTICE        CANCELLATION OR RESCHEDULE
RECEIVED                                 CHARGE


Within 7 days after the date of          20% of invoice amount of the Developed
placing purchase order by Chugai         Product not taken

Thereafter up to scheduled delivery      30% of invoice amount of the
                                         Developed Product not taken


The aforementioned charges shall not apply in case that the events described in the first paragraph of this Article 13.4 are due to events of force majeure as defined in Article 17.7.

Article 14. Term

Unless earlier terminated by either party, this Agreement shall be effective for seven (7) years from the Effective Date, and shall be automatically renewed after the initial term for successive one (l)-year period each unless terminated by either party as provided in Article 15 hereof.

Article 15. Termination

Either party will have the right to terminate this Agreement if the other


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party; (a) assigns this Agreement or any of these rights hereunder in violation of the provisions of this Agreement; (b) becomes bankrupt or insolvent; (c) makes an assignment for the benefit of creditors, or a receiver, trustee in bankruptcy or similar officer is appointed to take charge of all or part of its property; or (d) materially breaches its obligations under this Agreement, and such breach has not been cured within thirty (30) days of written notice thereof by the non-breaching party. In addition, each party will have the right to terminate this Agreement at the end of the initial term and of each subsequent term as provided for in Article 14 above upon six (6) months prior written notice. The provisions of Articles 4, 6.10, 9, 12, 13.1 and 16 hereof, and the obligations of the parties to make payments to each other pursuant to any other provision of this Agreement in respect of transactions accruing prior to the termination date, shall survive the termination of this Agreement.

Article 16. Arbitration

Any controversy or claim arising under or in relation to this Agreement, except as otherwise expressly provided below, shall be settled exclusively by arbitration in accordance with the Intentional Arbitration Rules of the International Chamber of Commerce (ICC). Arbitration shall take place in Paris, France. The arbitration shall be conducted in English. The cost incurred by the arbitration shall be borne equally by the parties except for each attorneys' fees which shall be borne by each party. The decision of the arbitrators shall be final and binding on the parties, and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof.

Article 17. General Provisions

17.1 Entire Agreement

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and may not be modified unless expressly provided otherwise herein except by a written agreement or addendum hereto duly signed by both parties. The terms and conditions of


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this Agreement shall prevail notwithstanding any other terms and conditions on any order submitted by Chugai.

17.2 Waiver, Etc,

Except where specific time limits are herein provided, no delay on the part of either party hereto in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any power or right hereunder preclude other or urt er exercise thereof or the exercise of any other power or right. No waiver, modification or amendment of this Agreement or any provision hereof shall be enforceable against any party hereto unless in writing, signed by the party against whom such waiver, modification or amendment is claimed, and with regard to any waiver, shall be limited solely to the one event.

17.3 Notices

Any notices or report required or permitted under this Agreement must be in writing and by mail, registered or certified, postage prepaid addressed to the other party at address set forth hereinbelow, or to such other address as designated by written notice given to the other party:

If to RMP:                                      If to Chugai:

Dr. Luis R. Lopez                               General Manager
President                                       Diagnostics Division
REAADS Medical Products, Inc.                   Chugai Pharmaceutical Co., Ltd.
12001 Tejon Street, Suite 120                   21-1, Nishi-Shinjuku I-Chome
Westminster, Colorado 80234                     Shinjuku-ku, Tokyo 160
U.S.A.                                          Japan

17.4 Governing Law

The validity and interpretation of this Agreement shall be governed and construed according to the laws of the State of Delaware, U.S.A.

17.5 Relationship Created

The parties intend that the relationship between them created by this


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Agreement be that of independent contractors, and nothing in this Agreement shall be construed as establishing an agency relationship, a joint venture or a partnership between the parties.

17.6 Authority

Each party hereby represents and warrants that it has full power and authority to enter into and perform this Agreement, without any governmental approvals, and that its entering into and performance of this Agreement will not conflict with any other agreement to which it is party or by which it is bound.

17.7 Force Majeure

Each party shall be relieved of its obligations under this Agreement to the extent, and only to the extent, that fulfillment of such obligations shall be prevented by acts of war, labor difficulties, riots, fire, earthquake, flood, hurricane, windstorm, acts or defaults of common carrier, governmental laws, acts or regulations, shortages of materials or any other occurrences, whether or not similar to the foregoing, beyond the reasonable control of the affected party.

17.8 Headings

The headings of Articles and Sections herein are for convenience of reference only and shall not affect the meaning or construction of the provisions of this Agreement.

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IN CONSIDERATION OF the foregoing terms and conditions, Chugai and RMP have executed this Agreement on the day and year first written above.

REAADS Medical Products, Inc.               Chugai Pharmaceutical Co., Ltd.


By  /s/ Luis R. Lopez                       By  /s/ Jiro Hada
  -------------------------------             ----------------------------------
  Luis R. Lopez                               Jiro Hada
  President                                   Director and General Manager
                                              Diagnostic Division




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